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AVANEX CORPORATION

TRANSCRIPT OF CONFERENCE CALL

May 12, 2003

3:30 p.m. CDT

Coordinator

Thank you for participating in Avanex’s business update conference call. Following today’s presentation, there will be a formal question-and-answer session. Until that time, all lines will be in a listen-only mode. At the request of Avanex, the conference is being recorded for instant-replay purposes. If you have any objections, you may disconnect at this time. With us on the line today is Walter Alessandrini, Chairman, President and CEO; and Bruce Pollack, CFO. I’d now like to turn the conference over to Mr. Mark Weinswig. Sir, you may begin.

M. Weinswig

Thank you. Today’s call contains forward-looking statements including forward-looking statements regarding the amount and timing of synergies that may be achieved in connection with the acquisitions, the strength of the company’s balance sheet following the acquisitions, the degree to which the company will alter the competitive landscape in this industry, prevailing market conditions, and the company’s ability to successfully fulfill its customers’ needs. Actual results could differ materially from those projected and/or contemplated by the forward-looking statements.

Factors that could cause actual results to differ include the possibility that the acquisitions may not close, the failure by the company to retain key employees, the failure of the company to manage the cost of integrating the businesses and assets being acquired, general economic conditions, the pace of spending and the timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, and higher-than-anticipated expenses the company may incur in future quarters.

In addition, please refer to the risk factors contained in Avanex’s SEC filings including without limitation Avanex’s most recent quarterly report on Form 10-Q filed with the SEC on May 9, 2003. Avanex will file a proxy statement describing the transaction with the United States Securities and Exchange Commission. In addition, Avanex will file other information documents concerning the transaction and its business with the SEC. We urge investors in the common stock of Avanex to review the proxy statement and other information to be filed with the SEC, because they will contain important information. Investors should read the proxy statement carefully before making any voting or investment decisions. Now let me turn it over to Walter Alessandrini, President and CEO of Avanex.

W. Alessandrini

Good afternoon, ladies and gentlemen, and thank you for participating in our call. I have personally been looking forward to this occasion and to delivering news about major business developments for our company. In the past conference calls, I have emphasized the fact that we are living in times of momentous opportunities in our industry. In line with that belief, together with my team, I have been active in evaluating a host of possibilities for expanding our business and securing a more robust basis for our company to build upon.

It has been and it remains our vision that the most significant opportunity to grow and differentiate our company is in addressing industry needs for fully integrated optical-layer solutions. In order to achieve this objective, during the past year and a half, Avanex has invested in building unique capabilities to develop and deploy intelligent photonic solutions that provide optical-layer subsystems to system integrators and carriers. While we were internally implementing our plans and aligning our company with this new strategy, we were also quietly active in prospecting our industry to seek out other companies whose technologies, products and market offerings could help us in achieving our vision more forcefully and faster.

The most exciting of these opportunities recently came about as two world-class companies and optical industry leaders, Alcatel and Corning, agreed with us to build an extremely powerful combination by aligning their business interests with ours in the optical industry. As a result, we are announcing today a three-party transaction by which Avanex is acquiring Alcatel Optronics through a sub-transaction; and separately, the optical component business lines of Corning through an asset acquisition. I would like to take a few moments to give you some background about these two impressive businesses we are acquiring.

Alcatel Optronics business includes several product lines: laser and detectors, transponders, optical amplifiers, planar lightweight circuits, and fiber bragg gratings. In the March quarter, this business generated about $8 million in revenue. Corning’s optical components business includes the company’s optical amplification, dispersion compensation, signal modulation, and micro-optics product lines. In the March quarter, these business lines generated about $11 million in revenue.

Under the terms of the agreement announced today, in consideration for the assets acquired, Avanex will issue 28% of its post-transaction outstanding stock to Alcatel and 17% to Corning. We are honored and proud that these two industry leaders have decided to put their trust and businesses in our hands. It is a great vote of confidence in our ability to create growth and prosperity for their assets, their excellent human resources, and their shareholders.

Even more important and significant to us is their commitment to the long-term success of our endeavor. This commitment is tangibly represented by substantial cash contributions being made to Avanex by both Alcatel and Corning. As a result, Avanex is expected to start its operations after closing with approximately $250 million in cash and securities, as Alcatel and Corning will contribute more than $130 million to the new enterprise at the day of closing.

This extraordinary financial position will provide Avanex with the resources we will need for restructuring operations, weathering the industry downturn, and investing in our growth as business will turn around. In addition, Alcatel is entrusting us to provide a critical supply of products for their optical systems business by extending to Avanex a renewable three-year global supply agreement for a full range of optical solutions. This level of commitment and confidence is sealed by the unanimous approval by the boards of directors of all three companies. This transaction also is subject to approval by Avanex shareholders and to other customary closing conditions.

The combined company will continue as Avanex Corporation. I have been asked to serve as chairman, president and CEO. We fully believe in the long-term potential for Avanex, as this combination puts us in a strong position in our industry. By combining some of the best core competencies and talent available worldwide, we are fulfilling our vision to be the leading provider of integrated optical solutions. We also are able to better satisfy our customers’ needs and facilitate their supply management.

Looking forward, the company will have one of the broadest product portfolios in sub-systems, modules and components including Avanex’s Intelligent Photonics solutions, deep technology expertise in passive and active optics, opto-electronics integration, and software and interface controls; a strong and diversified customer base among blue-chip telecom companies; a robust financial position with over $250 million in cash and securities, with a minimum of debt; state-of-the-art facilities operating in California, New York, France, Italy and the United Kingdom; over 1,600 employees, including almost 300 employees in research, development and engineering; operational scale with roughly $25 million in quarterly revenues in current market conditions based on the March quarter revenue levels.

At the onset, the company will have a cash burn rate of about $25 million per quarter. We believe we can reduce our overall cost structure and accelerate our path to profitability through rationalization of activities, production efficiencies, functional synergies, and other cost-saving opportunities. We will be more specific in the future regarding the post-transaction business model.

From a technology perspective, the company will have a world-class development team and a robust patent portfolio with over 1,500 patents owned and up to thousands of patents licensed. The advanced technologies combined in our companies are the result of many years of substantial investment. These technologies, coupled with the breadth of the product line, will allow us to serve current customers’ needs as well as next-generation needs for optical-layer solutions.

Our company will serve a diversified base of customers worldwide, which includes the best names in optical systems and telecom providers. Immediately following the consummation of the transaction, we expect to expand our sales opportunities by leveraging those relationships where either Alcatel or Avanex or Corning is currently well positioned. In addition, analysis of our current customer programs indicates very limited business overlap, reducing the risks normally associated with supplier consolidation. The combination will also provide Avanex with a significantly stronger balance sheet. Those financial resources will enable us to fund operations restructuring, strengthen our investments in robust R&D efforts, potentially pursue other acquisition opportunities, and weather the current market softness.

We are tremendously excited by this unique opportunity. We are also very focused on what will translate this opportunity into tangible results: execution. That’s where we will put all of our conjunct energies over the coming weeks, leveraging on the talent, expertise and industry knowledge these combined transactions are offering. Our objective is to develop the best possible integration plan and start with its busy execution on day one after closing. We believe these transactions will be very well received by shareholders, who will own a stake in one of the strongest industry leaders; by customers, who will have a solid long-term partner with one of the best and broadest portfolio capabilities; by employees, who all along have believed in this business and will form a dedicated and committed team in control of its own destiny; and by suppliers, who can look at us as long-term solid partners to team with and contribute to our mutual future success.

I also want to take this opportunity to thank Alcatel and Corning, and welcome them as new shareholders. They brought vision and a pragmatic approach to this opportunity. I am particularly grateful to them for entrusting us with what they all along considered the very special jewels in their businesses. Our firm commitment is to provide them, along with all other stakeholders, with the best possible value going forward. Thank you, ladies and gentlemen. I am now ready to take your questions.

Coordinator	Thank you. One moment while the questions register. Our first question comes from Todd Kaufman. You may ask your question.

T. Kaufman

Thank you. Just a clarification on the $25 million cash burn per quarter. Does that include the combined entity of Avanex, Alcatel and Corning, or is that just Alcatel and Corning’s quarterly combined cash burn?

W. Alessandrini	Todd, thank you for your question. That’s the combined cash burn rate of all of the three entities: Alcatel, Avanex and Corning.

T. Kaufman

Just a follow-up to that, at what level can we expect, or is required on the revenue line for a break even, and what is the timing for a break even? I guess in conjunction with that is, are there plans to continue to do another round of consolidations among the three entities after you close the transaction?

W. Alessandrini

Todd, to answer your question, as I said in my remarks, we will share more details about the post-transaction business model in the future. At this moment, I’d rather stay away from it. In terms of rationalization, as I also said before, we see many opportunities for rationalizing the company, achieving functional synergies, leveraging the company in the marketplace, and so all of these opportunities make us feel good about the possibilities of reducing our cash burn rate as we move forward.

T. Kaufman

Just one last follow-up question: On the prearranged, now, supply relationship that you will have with Alcatel, is that just an extension of existing supply relationships that that components operation had internally with Alcatel? Or is this for additional products outside of what was all previously internally supplied?

W. Alessandrini

I think that it’s going to be an expanded relationship right now because the Alcatel Photonics Systems business unit was basically acquiring the Alcatel electronics products. But now there are possibilities, of course, of bringing in also products of the other two entities, of Corning and Avanex, plus the opportunity of moving up in the food chain towards the integrated optical or the Intelligent Photonics solutions that Avanex has been offering for the past year. So we see that as opportunity for more business.

T. Kaufman	Thank you, very good. Good luck.

W. Alessandrini	Thank you very much, Todd.

Coordinator	Our next question comes from Sam Kingston. You may ask your question.

S. Kingston

Thanks. A few questions. I was just curious, the difference in cash contribution from Alcatel, I guess they’re giving you $110 million, and then Corning is giving $20 million. I was wondering if you could just expand a little bit on the reasoning behind those numbers or the difference in those numbers.

W. Alessandrini

Yes. There are two different aspects of it. In the case of Alcatel, we are buying a business, Alcatel Optronics, and so there were already some restructuring plans in the company that need to be implemented. So some of that money pays that. In the case of Corning, we are acquiring assets, and therefore to a certain extent we were at freedom to select certain assets and not getting others, so less need for restructuring. Also in the case of Alcatel, they took a larger share in the company than in the case of Corning. These are some of the rationale behind the differences in cash contribution.

S. Kingston

I assume some of the larger amount that Alcatel is giving you is to account for some of the higher costs of restructuring that you might have to do within the French and U.K. facilities, and then I guess there’s a certain amount that’s also obviously accounting for their increase in ownership relative to Corning. Is it about 50/50 in terms of the cash amount that they were looking at?

W. Alessandrini	Sam, I wouldn’t really know the details at this point. Those are really the two basic reasons behind those differences.

S. Kingston	The 1,600-employee post-transaction headcount that you noted, is that assuming some headcount reduction? I forget exactly what the current Avanex headcount is.

W. Alessandrini

The current Avanex headcount is about 230 people. As there was already a certain amount of restructuring which was planned by the other entities, obviously we’re looking at a number to work to that is lower than the 1,600 people that we will have at closing. Once again, in the next weeks and months we will share more details about our plans.

S. Kingston	Finally, in terms of Alcatel and Corning and their new ownership positions in the ongoing entity, can you give us any idea of conditions with those ownerships in terms of lockup and what have you?

W. Alessandrini	Let me turn it over to Mark Weinswig, who will give you some color about that.

M. Weinswig

Yes. Sam, there actually are some restrictions that are some voting restrictions and shareholder restrictions. We will actually be issuing the proxy over the next few weeks, and when we do so, they will actually be disclosed in there fully.

S. Kingston	All right, great. Congratulations on the transaction. It seems like a good deal for the ongoing company and an attractive valuation.

W. Alessandrini	Thank you very much, Sam.

Coordinator	Our next question comes from David Wai. You may ask your question.

D. Wai

Good afternoon. I just had a quick question around the three-year supply agreement with Alcatel. Are there any minimums or commitments in terms of dollar value over those three years, and do they relate to specific products?

W. Alessandrini

David, these terms, we will talk about that really in the future. Let me just say that we’re going to be the major supplier of Alcatel, and besides any contractual agreement, I frankly don’t count on relationships that give me an established right on a customer. These are relationships that I don’t think they can work. So my philosophy is that besides signing a contractual agreement, we will have to earn this relationship and that business from Alcatel by providing them products that are innovative, competitive, and with a reliable supply chain.

D. Wai	Thank you.

W. Alessandrini	You’re welcome.

Coordinator	Our next question comes from Ryan Vartiman. You may ask your question.

R. Vartiman	How many total shares outstanding after the transaction?

W. Alessandrini	Mark?

R. Vartiman	Is it 56.1 plus 69 and change?

M. Weinswig

Yes. Actually, obviously the numbers will be changed slightly, based on what the ending share count is on the day of closing. But based on today’s estimates, it would be right around 126 million shares.

R. Vartiman	Then, the cash that Alcatel and Corning are giving you, how is that going to be accounted for? That’s the cash infusion, and they get stock and they sell their business, correct?

M. Weinswig	Correct. Remember, the Corning deal is an asset purchase, and the Alcatel is a share purchase. We’re buying a division of Alcatel.

R. Vartiman	Okay, and then the cash that they pay to you, how is that going to be accounted for?

M. Weinswig	We’ll be discussing that. When you say how is it going to be accounted for, could you maybe give more detail on your question?

R. Vartiman	I mean, that’s not a loan outstanding or something like that, is it?

M. Weinswig	No, no. That’s cash. There are no loans associated with this.

R. Vartiman	Thanks.

M. Weinswig	You’re welcome.

Coordinator	Our next question comes from Keith Ferguson. You may ask your question.

K. Ferguson

Mark, you just had mentioned something about the shares would depend on what the closing price is. Is it contingent on a closing price, or is it a set number of shares? And then the second thing, if you could talk a little more about the cash burn of $25 million a quarter. Does that include the restructuring that has to be done, or could you give us a little bit more color on that? I know you didn’t want to touch on it too much. Thank you.

M. Weinswig

Yes, Keith, I’m sorry about that. Let me give a little bit more detail regarding the shares. The shares are based on the actual ending number of shares on the day of closing, not the share price. So when we talk about 126 million shares roughly as of today, that’s based on the number of shares we have outstanding as of today.

K. Ferguson	Thanks.

M. Weinswig	Regarding the cash burn, that does not include restructuring beyond any restructuring in those numbers.

K. Ferguson	So it would be fair to assume that the money that Alcatel gives you is probably all going towards restructuring?

M. Weinswig	No.

W. Alessandrini

No, no, no. This is really an interesting aspect of this transaction because all of the three parties involved here want to see this venture successful, though for different reasons. Obviously in the case of Avanex, you can understand why. In the case of Alcatel and Corning, they have invested a lot of money in the past. They believed in their businesses. Now, for certain circumstances, of course, they are going to be better off without those businesses. But all along during the discussions that we had, I saw a strong desire to make sure that these businesses were in good hands and they would be successful.

On top of that reason, there is an additional one with Alcatel, because obviously they want to be able to continue to have a partner and a supplier in terms of critical products that they get from their Alcatel Electronics division. So all of this has motivated, and has motivated myself also in making sure that they could count on a certain amount of cash at the onset, just to be sure that this venture can, in effect, be successful, even if the downturn in the marketplace should be prolonged. Otherwise I would have been better off just sitting on my cash at Avanex without really starting this new venture. To me, it has been really fortunate to see Alcatel and Corning honoring this vision and this commitment, and really their support and commitment to the future success of the venture.

K. Ferguson	Thank you.

W. Alessandrini	You’re welcome.

Coordinator	At this time I show no further questions.

M. Weinswig	Thank you very much for participating in today’s conference call. Please call us with any additional questions.

Additional information about the acquisitions and where to find it

Avanex will file a proxy statement describing the transaction with the United States Securities and Exchange Commission (SEC). In addition, Avanex will file other information and documents concerning the transaction and its business with the SEC. WE URGE INVESTORS IN THE COMMON STOCK OF AVANEX TO REVIEW THE PROXY STATEMENT AND OTHER INFORMATION TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. These documents will be available without charge on the SEC’s web site at www.sec.gov and may be obtained without charge from the SEC at telephone number 800-SEC-0330. INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

Avanex’s executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Avanex in favor of the share issuances in connection with the acquisitions. A description of the interests of Avanex’s executive officers and directors in Avanex is set forth in the proxy statement for Avanex’s 2002 Annual Meeting of Stockholders, which was filed with the SEC on September 23, 2002. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Avanex’s executive officers and directors in the acquisitions by reading the proxy statement filed with the SEC when it becomes available.

Forward-Looking Statements

This transcript contains forward-looking statements, including forward-looking statements regarding the amount and timing of synergies that may be achieved in connection with the acquisitions; the strength of the company’s balance sheet following the acquisitions, including cash and securities balances; expectations regarding cash burn rates, reductions in cost structure, profitability, sales opportunities, and supplier consolidation; the degree to which the company will alter the competitive landscape in its industry; prevailing market conditions; and the company’s ability to successfully fulfill its customers’ needs. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include the possibility that the acquisitions may not close, the failure by the company to retain key employees, the failure of the company to manage the cost of integrating the businesses and assets being acquired, general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance and higher than anticipated expenses the company may incur in future quarters. In addition, please refer to the risk factors contained in Avanex’s SEC filings including, without limitation, Avanex’s most recent Quarterly Report on Form 10-Q filed with the SEC on May 9, 2003.